SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)(1)

                  ONLINE RESOURCES & COMMUNICATIONS CORPORATION
                                (Name of Issuer)

                         COMMON STOCK, $0.0001 PAR VALUE
                         (Title of Class of Securities)

                                    68273G101
                                 (CUSIP Number)

                                    Copy to:

21st Century Communications              Michael R. Reiner, Esq.
    Partners, L.P.                       Morrison Cohen Singer & Weinstein, LLP
767 Fifth Avenue                         750 Lexington Avenue
New York, New York 10153                 New York, New York 10022
Telephone (212) 754-8100                 Telephone (212) 735-8600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  March 9, 2000
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))



--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   - 1 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Wheatley Partners II, L.P., (formerly, Applewood Associates, L.P.)
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    312,915 shares                               2.8%
   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          0 shares                                       0%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    312,915 shares                               2.8%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    0 shares                                       0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     312,915 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 2.8%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 2 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Applewood Capital Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          312,915 shares                               2.8%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 Shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    312,915 shares                               2.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     312,915 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 2.8%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 3 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Irwin Lieber
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United Shares
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    14,256 shares                                0.1%
   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          825,253 shares                               7.2%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    14,256 shares                                0.1%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    825,253 shares                               7.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     839,509 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 7.3%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 4 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Barry Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United Shares
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          839,509 shares                               7.3%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    839,509 shares                               7.3%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     839,509 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 7.3%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 5 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Barry Fingerhut
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United Shares
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    39,204 shares                                0.4%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          825,253 shares                               7.2%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    39,204 shares                                0.4%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    825,253 shares                               7.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     864,457 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 7.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 6 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Seth Lieber
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United Shares
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          312,915 shares                               2.8%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    312,915 shares                               2.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     312,915 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 2.8%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 7 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Jonathan Lieber
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United Shares
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          312,915 shares                               2.8%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    312,915 shares                               2.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     312,915 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 2.8%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 8 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     21st Century Communications Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     Delaware
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    347,411 shares                               3.1%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          164,927 shares                               1.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    347,411 shares                               3.1%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    164,927 shares                               1.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 9 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     21st Century Communications T-E Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     Delaware
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    118,224 shares                               1.1%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          394,114 shares                               3.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    118,224 shares                               1.1%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    394,114 shares                               3.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 10 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     21st Century Communications Foreign Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     Delaware
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    46,703 shares                                0.4%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          465,635 shares                               4.1%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    46,703 shares                                0.4%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    465,635 shares                               4.1%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 11 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Sandlers Investment Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 12 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Sandler Capital Management
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 13 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     ARH Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     Delaware
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 14 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     ALCR Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 15 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     MJDM Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 16 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Four JK Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     Delaware
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 17 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     SERF Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 18 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     TERPSI Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 19 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     JIRAKAL Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 20 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Infomedia Associates, Ltd.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 21 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Harvey Sandler
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 22 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Andrew Sandler
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 23 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Michael J. Marocco
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 24 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     John Kornreich
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 25 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Douglas Schimmel
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 26 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Hannah Stone
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 27 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     David Lee
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 28 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Woodland Partners
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    14,256 shares                                0.1%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          0 shares                                       0%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    14,256 shares                                0.1%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    0 shares                                       0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     14,256 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 0.1%
________________________________________________________________________________
14   Type of Reporting Person*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 29 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Marilyn Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          14,256 shares                                0.1%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    14,256 shares                                0.1%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     14,256 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 0.1%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 30 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Edward Grinacoff
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 31 of 50 -

CUSIP No.
No. 68273G101                         13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     MEDG Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*


     OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization


     New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of
                    0 shares                                       0%
   Shares      ________________________________________________________________
               8    Shared Voting Power
Beneficially

  Owned by          512,338 shares                               4.5%
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting
                    0 shares                                       0%
   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With

                    512,338 shares                               4.5%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person


     512,338 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)


                                                                 4.5%
________________________________________________________________________________
14   Type of Reporting Person*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 32 of 50 -

     This  statement,  dated March 9, 2000,  constitutes  Amendment No. 1 to the
Schedule 13D, dated June 4, 1999, regarding the reporting persons' ownership of certain securities of Online Resources & Communications Corporation (the "Issuer").

     This Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 1 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 2.   Identity and Background

     1. (a) Wheatley Partners II, L.P. (formerly, Applewood Associates, L.P.), a limited partnership organized under the laws of the State of New York ("Wheatley II").

          (b)  Address: c/o Applewood Capital Corp.
                        68 Wheatley  Road
                        Brookville,  New York  11545

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     2. (a) Applewood Capital Corp., a corporation organized under the laws of the State of New York ("Applewood Capital").

          (b)  Address: c/o Barry Rubenstein
                        68 Wheatley Road
                        Brookville, New York 11545

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

          Applewood Capital is a general partner of Wheatley II.

          3. (a) Barry Rubenstein, a general partner of Wheatley II, an officer and director of Applewood Capital, a shareholder, officer and director of Infomedia Associates, Ltd. ("Infomedia"), a general partner of the 21st Century Communications Partners, L.P. ("21st Century"), 21st Century Communications T-E Partners, L.P. ("T-E"), and 21st Century Communications Foreign Partners, L.P. ("Foreign"), and a general partner of Woodland Partners.

               (b)  Address: 68 Wheatley Road
                    Brookville, New York 11545

               (c)  Principal Occupation: Investments.

               (d)  No.

               (e)  No.


                                  - 33 of 50 -

               (f)  Citizenship: United States

               Barry Rubenstein is the husband of Marilyn Rubenstein.

          4. (a) Irwin Lieber, a general partner of Wheatley II, an officer and director of Applewood Capital, and a shareholder, officer and director of Infomedia, a general partner of the 21st Century, T-E and Foreign.

               (b)  Address: 767 Fifth Avenue
                             New York, New York 10153

               (c)  Principal Occupation : Investments.

               (d)  No.

               (e)  No.

               (f)  Citizenship: United States

               Irwin Lieber is the father of Seth Lieber and Jonathan Lieber.

          5. (a) Barry Fingerhut, resigned as a director of the Issuer on January 6, 2000, a general partner of Wheatley II, an officer and director of Applewood Capital, and a shareholder, officer and director of Infomedia, a general partner of the 21st Century, T-E and Foreign.

               (b)  Address: 767 Fifth Avenue
                             New York, New York 10153

               (c)  Principal Occupation: Investments.

               (d)  No.

               (e)  No.

               (f)  Citizenship: United States.

          6. (a) Seth Lieber, a general partner of Wheatley II and an officer of Applewood Capital.

               (b)  Address: 767 Fifth Avenue
                             New York, New York 10153

               (c)  Principal Occupation: Investments.

               (d)  No.

               (e)  No.

               (f)  Citizenship: United States.

          7. (a) Jonathan Lieber, a general partner of Wheatley II and an officer of Applewood Capital.

               (b)  Address: 767 Fifth Avenue
                             New York, New York 10153

               (c)  Principal Occupation: Investments.

               (d)  No.

               (e)  No.

               (f)  Citizenship: United States.

          30.  (a)  Edward Grinacoff, is the sole shareholder of MEDG Corp.

               (b)  Address: 767 Fifth Avenue
                             New York, New York 10153


                                  - 34 of 50 -

               (c)  Principal Occupation: Investments.

               (d)  No.

               (e)  No.

               (f)  Citizenship: United States.

     MEDG Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

          31. (a) MEDG Corp., a corporation organized under laws of the State of New York ("MEDG Corp.").

               (b)  Address: 767 Fifth Avenue
                             New York, New York 10153

               (c)  Principal Business: Investments.

               (d)  No.

               (e)  No.

ITEM 3.   Source and Amount of Funds or Other Consideration.

     The Issuer agreed to issue a total of 23,219 warrants to the reporting persons under certain circumstances. If the Issuer's average closing price for the 20-day trading period following the initial two-week period of trading of the Issuer's Common Stock was at least $16.38 per share, the warrants would not be exercisable. If the Issuer's average closing price for the above 20-day period was at least $12.06, but less than $16.38 per share, then 15,479 of the warrants would become exercisable. In all other cases, all of the warrants referred to would become exercisable. As a result of the Issuer's average closing price, a total of 15,479 warrants, expiring December 31, 2003, entitling the holder to purchase one share of Common Stock at $8.42 per share became exercisable (the "Additional Warrants").

ITEM 5.   Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 10,911,445 shares of Common Stock outstanding as reported by the Issuer in its Form 10-Q for the quarter ended September 30, 1999), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of March 29, 2000:


                                  Shares of Common       Percentage of Shares
                                 Stock Beneficially        of Common Stock
Name                                   Owned(2)           Beneficially Owned(2)
----                             ------------------      ----------------------
Wheatley Partners II, L.P.            312,915(3)                   2.8%

--------
2 Includes shares of Common Stock issuable upon the exercise of the 1996 Warrants, the Series C Warrants and the Additional Warrants.

3 Includes 197,230 shares of Common Stock, 71,284 shares issuable upon the exercise of the 1996 Warrants, 38,426 shares issuable upon the exercise of the Series C Warrants, and 5,975 shares issuable upon the exercise of the Additional Warrants.


                                  - 35 of 50 -

                                                                   Shares of Common         Percentage of Shares
                                                                  Stock Beneficially          of Common Stock
Name                                                                  Owned  (2)            Beneficially Owned (2)
----                                                            ----------------------      ----------------------
Applewood Capital Corp.                                         312,915(4),(5)                      2.8%
Irwin Lieber                                                    839,509(4,(5),(6),(7)               7.3%
Barry Rubenstein                                                839,509(4),(5),(6),(8)              7.3%
Barry Fingerhut                                                 864,457(4),(5),(6),(9)              7.5%
Seth Lieber                                                     312,915(4),(5)                      2.8%
Jonathan Lieber                                                 312,915(4),(5)                      2.8%
21st Century Communications Partners, L.P.                      512,338(4),(6)                      4.5%
21st Century Communications T-E Partners, L.P.                  512,338(4),(6)                      4.5%
21st Century Communications Foreign Partners, L.P.              512,338(4),(6)                      4.5%
Sandler Investment Partners, L.P.                               512,338(4),(6)                      4.5%
Sandler Capital Management                                      512,338(4),(6)                      4.5%
ARH Corp.                                                       512,338(4),(6)                      4.5%
ALCR Corp.                                                      512,338(4),(6)                      4.5%
MJDM Corp.                                                      512,338(4),(6)                      4.5%
Four JK Corp.                                                   512,338(4),(6)                      4.5%
SERF Corp.                                                      512,338(4),(6)                      4.5%
TERPSI Corp.                                                    512,338(4),(6)                      4.5%

--------
4 The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

5 Includes 197,230 shares of Common Stock owned by Wheatley II, 71,284 shares issuable upon the exercise of the 1996 Warrants owned by Wheatley II, 38,426 shares issuable upon the exercise of the Series C Warrants owned by Wheatley II, and 5,975 shares issuable upon the exercise of the Additional Warrants owned by Wheatley II.

6 Includes 241,684 shares issuable upon the exercise of the 1996 Warrants and 105,727 shares issuable upon the exercise of the Series C Warrants owned by 21st Century. Includes 82,259 shares issuable upon the exercise of the 1996 Warrants and 35,965 shares issuable upon the exercise of the Series C Warrants owned by T-E. Includes 32,477 shares issuable upon the exercise of the 1996 Warrants and 14,226 shares issuable upon the exercise of the Series C Warrants owned by Foreign.

7 Includes 11,880 shares of Common Stock owned by Irwin Lieber and 2,376 shares issuable upon the exercise of the Additional Warrants owned by Irwin Lieber.

8 Includes 11,880 shares of Common Stock owned by Woodland and 2,376 shares issuable upon the exercise of the Additional Warrants owned by Woodland.

9 Includes 23,760 shares of Common Stock owned by Barry Fingerhut, 10,692 shares issuable upon the exercise of currently exercisable non-qualified stock options owned by Mr. Fingerhut, and 4,752 shares issuable upon the exercise of the Additional Warrants owned by Mr. Fingerhut.


                                  - 36 of 50 -

                                   Shares of Common      Percentage of Shares
                                  Stock Beneficially       of Common Stock
Name                                  Owned  (2)         Beneficially Owned (2)
----                            ----------------------   ----------------------

JIRAKAL Corp.                         512,338(4),(6)              4.5%
Infomedia Associates, Ltd.            512,338(4),(6)              4.5%
Harvey Sandler                        512,338(4),(6)              4.5%
Andrew Sandler                        512,338(4),(6)              4.5%
Michael J. Marocco                    512,338(4),(6)              4.5%
John Kornreich                        512,338(4),(6)              4.5%
Douglas Schimmel                      512,338(4),(6)              4.5%
Hannah Stone                          512,338(4),(6)              4.5%
David Lee                             512,338(4),(6)              4.5%
Woodland Partners                      11,880(8)                  0.1%
Marilyn Rubenstein                     11,880(4),(8)              0.1%
Edward Grinacoff                      512,338(4),(6)              4.5%
MEDG Corp.                            512,338(4),(6)              4.5%

     (b) Wheatley II has sole power to vote and to dispose of 312,915 shares of Common Stock (including 71,284 shares issuable upon the exercise of the 1996 Warrants, 38,426 shares issuable upon the exercise of the Series C Warrants and 5,975 shares issuable upon the exercise of the Additional Warrants), representing approximately 2.8% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II, Applewood Capital may be deemed to have shared power to vote and to dispose of 312,915 shares of Common Stock (including 71,284 shares issuable upon the exercise of the 1996 Warrants, 38,426 shares issuable upon the exercise of the Series C Warrants and 5,975 shares issuable upon the exercise of the Additional Warrants), representing approximately 2.8% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II and Woodland, and a shareholder, officer and director of Infomedia, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 839,509 shares of Common Stock (including 427,704 shares issuable upon the exercise of the 1996 Warrants, 194,344 shares issuable upon the exercise of the Series C Warrants and 8,351 shares issuable upon the exercise of the Additional Warrants), representing approximately 7.3% of the outstanding shares of Common Stock.

     Irwin Lieber has sole power to vote and to dispose of 14,256 shares of Common Stock (including 2,376 shares issuable upon the exercise of the Additional Warrants), representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of being a general partner Wheatley II, and a shareholder, officer and director of Infomedia, Irwin Lieber may be deemed to have shared power to vote and to dispose of 825,253 shares of Common Stock (including


                                  - 37 of 50 -

427,704 shares issuable upon the exercise of the 1996 Warrants, 194,344 shares issuable upon the exercise of the Series C Warrants and 5,975 shares issuable upon the exercise of the Additional Warrants), representing approximately 7.2% of the outstanding shares of Common Stock.

     Barry Fingerhut has sole power to vote and to dispose of 39,204 shares of Common Stock (including 10,692 shares issuable upon the exercise of non-qualified stock options and 4,752 shares issuable upon the exercise of the Additional Warrants), representing approximately 0.4% of the outstanding shares of Common Stock. By virtue of being a general partner of Wheatley II, and a shareholder, officer and director of Infomedia, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 825,253 shares of Common Stock (including 427,704 shares issuable upon the exercise of the 1996 Warrants, 194,344 shares issuable upon the exercise of the Series C Warrants and 5,975 shares issuable upon the exercise of the Additional Warrants), representing approximately 7.2% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II, Seth Lieber may be deemed to have shared power to vote and to dispose of 312,915 shares of Common Stock (including 71,284 shares issuable upon the exercise of the 1996 Warrants, 38,426 shares issuable upon the exercise of the Series C Warrants and 5,975 shares issuable upon the exercise of the Additional Warrants), representing approximately 2.8% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II, Jonathan Lieber may be deemed to have shared power to vote and to dispose of 312,915 shares of Common Stock (including 71,284 shares issuable upon the exercise of the 1996 Warrants, 38,426 shares issuable upon the exercise of the Series C Warrants and 5,975 shares issuable upon the exercise of the Additional Warrants), representing approximately 2.8% of the outstanding shares of Common Stock.

     21st Century has sole power to vote and to dispose of 347,411 shares of Common Stock (consisting of 241,684 shares issuable upon the exercise of the 1996 Warrants and 105,727 shares issuable upon the exercise of the Series C Warrants), representing approximately 3.1% of the outstanding shares of Common Stock. 21st Century may be deemed to have shared power to vote and to dispose of 164,927 shares of Common Stock (consisting of 114,736 shares issuable upon the exercise of the 1996 Warrants and 50,191 shares issuable upon the exercise of the Series C Warrants), representing approximately 1.5% of the outstanding shares of Common Stock.

     T-E has sole power to vote and to dispose of 118,224 shares of Common Stock (consisting of 82,259 shares issuable upon the exercise of the 1996 Warrants and 35,965 shares issuable upon the exercise of the Series C Warrants), representing approximately 1.1% of the outstanding shares of Common Stock. T-E may be deemed to have shared power to vote and to dispose of 394,114 shares of Common Stock (consisting of 274,161 shares issuable upon the exercise of the 1996 Warrants and 119,953 shares issuable upon the exercise of the Series C Warrants), representing approximately 3.5% of the outstanding shares of Common Stock.

     Foreign has sole power to vote and to dispose of 46,703 shares of Common Stock (consisting of 32,477 shares issuable upon the exercise of the 1996 Warrants and 14,226 shares issuable upon the exercise of the Series C Warrants), representing approximately 0.4% of the outstanding shares of Common Stock. Foreign may be deemed to have shared power to vote and to dispose of 465,635 shares of Common Stock (consisting of 323,943 shares issuable upon the


                                  - 38 of 50 -
exercise of the 1996 Warrants and 141,692 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.1% of the outstanding shares of Common Stock.

     By virtue of being a general partner of 21st Century, T-E and Foreign, Sandler Investment Partners may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of SERF Corp., Douglas Schimmel may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of TERPSI Corp., Hannah Stone may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon


                                  - 39 of 50 -
the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of JIRAKAL Corp., David Lee may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of 21st Century, T-E and Foreign, Infomedia may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, ALCR Corp. may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, SERF Corp. may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, TERPSI Corp. may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares


                                  - 40 of 50 -
issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, JIRAKAL Corp. may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     Woodland Partners has sole power to vote and to dispose of 14,256 shares of Common Stock (including 2,376 shares issuable upon the exercise of the Additional Warrants), representing approximately 0.1% of the outstanding shares of Common Stock.

     Marilyn Rubenstein, by virtue of being a general partner of Woodland, may be deemed to have shared power to vote and to dispose of 14,256 shares of Common Stock (including 2,376 shares issuable upon the exercise of the Additional Warrants), representing approximately 0.1% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of MEDG Corp., Edward Grinacoff may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, MEDG Corp. may be deemed to have shared power to vote and to dispose of 512,338 shares of Common Stock (consisting of 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 4.5% of the outstanding shares of Common Stock.

     (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the reporting persons identified in Item 2 of this
Schedule 13D effected from January 8, 2000 through March 29, 2000, inclusive:


                                  - 41 of 50 -

                                                   NUMBER
                              PURCHASE            OF SHARES           PURCHASE
    NAME                         OR               PURCHASED              OR
OF SHAREHOLDER                SALE DATE           OR (SOLD)          SALES PRICE
--------------                ---------           ---------          -----------

21ST Century                    3/8/00             (49,244)           $22.00
Communications                  3/9/00             (73,874)           $22.00
Partners, L.P.                 3/10/00             (22,383)           $22.03125
                               3/13/00             (18,592)           $22.71875
                               3/14/00             (26,784)           $22.09375
                               3/24/00             (12,750)           $18.9375
                               3/27/00             (23,400)           $18.70
                               3/28/00              (7,972)           $18.50
                               3/29/00             (29,309)           $18.0625

21st Century                    3/8/00             (16,198)           $22.00
Communications T-E              3/9/00             (25,126)           $22.00
Partners, L.P.                 3/10/00              (7,617)           $22.03125
                               3/13/00              (6,408)           $22.71875
                               3/14/00              (9,216)           $22.09375
                               3/24/00              (4,250)           $18.9375
                               3/27/00              (7,600)           $18.70
                               3/28/00              (2,728)           $18.50
                               3/29/00             (10,757)           $18.0625

21st Century                    3/7/00             (35,000)           $22.1875
Communications Foreign          3/8/00                (558)           $22.00
Partners, L.P.


     All sales of shares of Common Stock were effected in open market transactions in the over-the-counter market.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Effective as of March 27, 2000, 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P., 21st Century Communications Foreign Partners, L.P., Sandler Investment Partners, L.P., Sandler Capital Management, Infomedia Associates, Ltd., ARH Corp., ALCR Corp., MJDM Corp., Four JK Corp., SERF Corp., TERPSI Corp., JIRAKAL Corp., MEDG Corp., Harvey Sandler, John Kornreich, Michael Marocco, Andrew Sandler, Douglas Schimmel, Hannah Stone, David Lee and Edward Grinacoff, ceased to be the beneficial owners of more than five (5%) percent of the Common Stock of the Issuer.



ITEM 7.   Materials to be Filed as Exhibits

     Exhibit A. Agreement among the reporting persons, effective as of March 9, 2000, by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d-1.


                                  - 42 of 50 -

                                    SIGNATURE

     After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated:     April 17, 2000
                                WHEATLEY PARTNERS, II, L.P.


                                By:  /s/ Irwin Lieber
                                    --------------------------------------------
                                     Irwin Lieber, a General Partner

                                APPLEWOOD CAPITAL CORP.


                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                        Barry Rubenstein, President

                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                        Barry Rubenstein

                                    /s/ Irwin Liber
                                    --------------------------------------------
                                        Irwin Lieber

                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                        Barry Fingerhut

                                    /s/ Seth Lieber
                                    --------------------------------------------
                                        Seth Lieber

                                    /s/ Jonathan Lieber
                                    --------------------------------------------
                                        Jonathan Lieber

                                INFOMEDIA ASSOCIATES, LTD.


                                By: /s/ Irwin Lieber
                                    --------------------------------------------
                                        Irwin Lieber, Secretary and Treasurer

                                WOODLAND PARTNERS


                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                        Barry Rubenstein, a General Partner

                                    /s/ Marilyn Rubenstein
                                    --------------------------------------------
                                        Marilyn Rubenstein


                                  - 43 of 50 -

                                    21ST CENTURY COMMUNICATIONS
                                       PARTNERS, L.P.

                                    By:     Sandler Investment Partners, L.P.,
                                            General Partner

                                    By:     Sandler Capital Management,
                                            General Partner

                                    By:     ARH Corp., a General Partner


                                    By: /s/Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                    21ST CENTURY COMMUNICATIONS T-E
                                       PARTNERS, L.P.

                                    By:     Sandler Investment Partners, L.P.,
                                            General Partner

                                    By:     Sandler Capital Management,
                                            General Partner

                                    By:     ARH Corp., a General Partner


                                    By: /s/Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                    21ST CENTURY COMMUNICATIONS
                                       FOREIGN PARTNERS, L.P.

                                    By:     Sandler Investment Partners, L.P.,
                                            General Partner

                                    By:     Sandler Capital Management,
                                            General Partner

                                    By:     ARH Corp., a General Partner


                                    By: /s/Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer


                                  - 44 of 50 -

                                    SANDLER INVESTMENT PARTNERS, L.P.

                                    By:     Sandler Capital Management,
                                            General Partner

                                    By:     ARH Corp., a General Partner


                                    By: /s/Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                    SANDLER CAPITAL MANAGEMENT
                                    By:     ARH Corp., a General Partner


                                    By: /s/Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                    ARH CORP.


                                    By: /s/Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                    ALCR CORP.


                                    By: /s/ Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                    MJDM CORP.


                                    By: /s/Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                    FOUR JK CORP.


                                    By:   /s/Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Vice President and Secretary



                                  - 45 of 50 -

                                    SERF CORP.


                                    By: /s/Moira Mitchell
                                        ---------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                    TERPSI CORP.


                                    By: /s/Moira Mitchell
                                        ---------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                    JIRAKAL CORP.


                                    By: /s/Moira Mitchell
                                        ---------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                    MEDG CORP.


                                    By: /s/Moira Mitchell
                                        ---------------------------------------
                                        Name: Moira Mitchell
                                        Title: President and Treasurer

                                    /s/ Harvey Sandler
                                    --------------------------------------------
                                        Harvey Sandler

                                    /s/ Andrew Sandler
                                    --------------------------------------------
                                        Andrew Sandler

                                    /s/ Michael Marocco
                                    --------------------------------------------
                                        Michael Marocco

                                    /s/ John Kornreich
                                    --------------------------------------------
                                        John Kornreich

                                    /s/ Douglas Schimmel
                                    --------------------------------------------
                                        Douglas Schimmel

                                    /s/ Hannah Stone
                                    --------------------------------------------
                                        Hannah Stone

                                    /s/ David Lee
                                    --------------------------------------------
                                        David Lee


                                    /s/ Edward Grinacoff
                                    --------------------------------------------
                                        Edward Grinacoff


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                  - 46 of 50 -

                           JOINT FILING AGREEMENT                      Exhibit A

     In accordance with Rule 13d-1under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.0001 per share, of ONLINE RESOURCES &
COMMUNICATIONS CORPORATION and that this Agreement be filed as an Exhibit to such statement on Schedule 13D.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 9th day of March, 2000.

                               WHEATLEY PARTNERS II,L.P.

                               By:  /s/ Irwin Lieber
                                    --------------------------------------------
                                        Irwin Lieber, a General Partner

                               APPLEWOOD CAPITAL CORP.

                               By:  /s/ Barry Rubenstein
                                    --------------------------------------------
                                        Barry Rubenstein, President

                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                        Barry Rubenstein

                                    /s/ Irwin Liber
                                    --------------------------------------------
                                        Irwin Lieber

                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                        Barry Fingerhut

                                    /s/ Seth Lieber
                                    --------------------------------------------
                                        Seth Lieber

                                    /s/ Jonathan Lieber
                                    --------------------------------------------
                                        Jonathan Lieber

                               INFOMEDIA ASSOCIATES, LTD.

                               By:  /s/ Irwin Lieber
                                    --------------------------------------------
                                        Irwin Lieber, Secretary and Treasurer

                               WOODLAND PARTNERS

                               By:  /s/ Barry Rubenstein
                                    --------------------------------------------
                                        Barry Rubenstein, a General Partner

                                    /s/ Marilyn Rubenstein
                                    --------------------------------------------
                                        Marilyn Rubenstein


                                  - 47 of 50 -

                                   21ST CENTURY COMMUNICATIONS
                                      PARTNERS, L.P.

                                   By:      Sandler Investment Partners, L.P.,
                                            General Partner

                                   By:      Sandler Capital Management,
                                            General Partner

                                   By:      ARH Corp., a General Partner


                                   By:  /s/ Edward Grinacoff
                                        ----------------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer

                                   21ST CENTURY COMMUNICATIONS T-E
                                      PARTNERS, L.P.

                                   By:      Sandler Investment Partners, L.P.,
                                            General Partner

                                   By:      Sandler Capital Management,
                                            General Partner

                                   By:      ARH Corp., a General Partner


                                   By:  /s/ Edward Grinacoff
                                        ----------------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer

                                   21ST CENTURY COMMUNICATIONS
                                      FOREIGN PARTNERS, L.P.

                                   By:      Sandler Investment Partners, L.P.,
                                            General Partner

                                   By:      Sandler Capital Management,
                                            General Partner

                                   By:      ARH Corp., a General Partner


                                   By:  /s/ Edward Grinacoff
                                        ----------------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer


                                  - 48 of 50 -

                                    SANDLER INVESTMENT PARTNERS, L.P.


                                    By:      Sandler Capital Management,
                                             General Partner

                                    By:      ARH Corp., a General Partner

                                   By:  /s/ Edward Grinacoff
                                        ----------------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer

                                    SANDLER CAPITAL MANAGEMENT


                                    By:      ARH Corp., a General Partner

                                   By:  /s/ Edward Grinacoff
                                        ----------------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer

                                    ARH CORP.


                                   By:  /s/ Edward Grinacoff
                                        ----------------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer

                                    ALCR CORP.


                                    By: /s/ Moira Mitchell
                                        ----------------------------------------
                                            Name: Moira Mitchell
                                            Title: Secretary and Treasurer

                                    MJDM CORP.

                                   By:  /s/ Edward Grinacoff
                                        ----------------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer

                                    FOUR JK CORP.


                                    By: /s/ Moira Mitchell
                                        ----------------------------------------
                                            Name: Moira Mitchell
                                            Title: Secretary and Treasurer


                                  - 49 of 50 -

                                    SERF CORP.


                                    By: /s/ Moira Mitchell
                                        ----------------------------------------
                                            Name: Moira Mitchell
                                            Title: Secretary and Treasurer

                                    TERPSI CORP.


                                    By: /s/ Moira Mitchell
                                        ----------------------------------------
                                            Name: Moira Mitchell
                                            Title: Secretary and Treasurer

                                    JIRAKAL CORP.


                                    By: /s/ Moira Mitchell
                                        ----------------------------------------
                                            Name: Moira Mitchell
                                            Title: Secretary and Treasurer

                                    MEDG CORP.

                                    By: /s/ Moira Mitchell
                                        ----------------------------------------
                                            Name: Moira Mitchell
                                            Title: President and Treasurer

                                            /s/ Harvey Sandler
                                            ------------------------------------
                                                Harvey Sandler

                                            /s/ Andrew Sandler
                                            ------------------------------------
                                                Andrew Sandler

                                            /s/ Michael Marocco
                                            ------------------------------------
                                                Michael Marocco

                                            /s/ John Kornreich
                                            ------------------------------------
                                                John Kornreich

                                            /s/ Douglas Schimmel
                                            ------------------------------------
                                                Douglas Schimmel

                                            /s/ Hannah Stone
                                            ------------------------------------
                                                Hannah Stone

                                            /s/ David Lee
                                            ------------------------------------
                                                David Lee

                                            /s/ Edward Grinacoff
                                            ------------------------------------
                                                Edward Grinacoff


                                  - 50 of 50 -